UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2008

EQUITY MEDIA HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51418	20-2763411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Shackleford Drive, Suite 400 Little Rock, Arkansas	72211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 219-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principle Officers; Election of Directors; Appointment of Principal Officers.

On January 22, 2008, Equity Media Holdings Corporation announced the appointment of Patrick Doran, CPA, as its Chief Financial Officer, effective immediately. The full text of the press release issued in connection with this appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Doran has been providing consulting services to the Company during the past two months and Equity Media believes that it will benefit from Mr. Doran’s full time efforts given his extensive experience with public companies and media and entertainment companies. Prior to joining the Company, Mr. Doran was retained on a consulting basis by Orbit Brands Corporation, a publicly held holding company for various diversified subsidiaries, from 2006 to 2008 to act as interim chief financial officer in connection with its restructuring. From 2003 to 2005, he served as president and chief operating officer of Malibu Beach Beverage Group, a specialty beverage manufacturer. From 1997 to 2006 he served in various executive capacities, including president and chief operating officer, of CTN Media Group, an owner of media and online properties targeted at young adults. In this capacity he oversaw the acquisition of CTN’s assets by MTV in 2002 and CTV’s subsequent wind down following the sale of such assets. Mr. Doran also has worked in auditing, syndication, licensing and distribution capacities with many leading media and entertainment companies, including Turner Pictures Worldwide, TBS-Syndication and Licensing Group, MGM/UA and Columbia Pictures.

Mr. Doran is entitled to receive a base salary of $280,000 and will be entitled to earn an annual bonus of up to $30,000 based on quarterly performance parameters to be agreed upon. Effective February 15, 2008, he will be granted options to purchase up to 200,000 shares of the Company’s common stock, which will have an exercise price based on the closing price of such common stock on February 1, 2008.

Glenn Charlesworth, who has served as the Company’s interim chief financial officer, is remaining with the Company as its Vice President and Chief Accounting Officer.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits:

10.1	Employment letter between the Company and Mr. Doran.

99.1	Press release, dated January 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY MEDIA HOLDINGS CORPORATION

January 22, 2008	By:	/s/ Larry Morton
Larry Morton Chief Executive Officer and President